EXHIBIT 99.1

January 25, 2011 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 4th Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended December 31, 2010, of $1,298,000, a decrease of 13.4 percent from the $1,498,000 earned for the fourth quarter of 2009.   Earnings per share for the fourth quarter of 2010 were $.33, down 13.2 percent from the prior year fourth quarter.  For the year ended December 31, 2010, net income was $5,096,000, a decrease of 23.3 percent from net income of $6,645,000 for the year ended December 31, 2009.  Earnings per share were $1.28 for 2010 versus $1.67 for 2009, a decrease of 23.4 percent.  Return on average assets and return on average equity were .60 percent and 7.54 percent, respectively, for the year ended December 31, 2010, as compared to .81 percent and 10.23 percent, respectively, for the same period in the prior year.

Generally, the decline in quarterly and year-to-date earnings was related to higher provision for loan loss and a decrease in various revenue sources.  Provision for loan loss expense increased $2,659,000 on a year-to-date basis and increased $893,000 on a quarter-to-date basis.  The decline in revenue was primarily related to a decrease in overdraft fees, mortgage banking income and income on bank owned life insurance.  For 2010, the combination of the three revenue sources decreased $1,568,000 from the prior year.

The Company was successful, though, in growing its largest revenue source, net interest income.  For the year ended December 31, 2010, net interest income increased $2,276,000, or 7.4 percent, from the same period last year.  The fourth quarter 2010 net interest income was up $410,000, or 5.4 percent, from the fourth quarter of 2009.  The increase in net interest income was attributable to an increase in both average earning assets and net interest margin.  For 2010, average earning assets increased $26,518,000, or 3.4 percent, from 2009.  The asset growth occurred primarily in commercial loans.  The net interest margin for 2010 was 4.16 percent, compared to 4.00 percent in 2009.  Contributing to the net interest margin improvement was the deployment of short-term assets into higher yielding longer-term assets, such as loans and securities.  Furthermore, the low interest rate environment has permitted our cost of funds to continue to decline as deposits reprice to current market rates.  Also, emphasis has been placed on the funding mix.  During 2010, the continued focus on growing lower costing core deposits, such as checking and money market accounts, permitted a decline in certificates of deposit and borrowed funds, which generally cost more.  Management was pleased with the enhanced net interest margin, especially in this economic environment.

For the year ended December 31, 2010, management provided $5,871,000 to the allowance for loan losses, which represented an increase of $2,659,000 from the same period last year.  For the three months ended December 31, 2010, management provided $2,004,000 to the allowance for loan losses, an increase of $893,000 from the same period the prior year.  The increase in provision expense was related to an increase in net charge-offs and to an increase in specific allocations on impaired loans.  The increase in net charge-offs was largely due to the partial charge-off of $2,480,000 on two loans from one relationship.  Also contributing to the increase in net charge-offs in 2010 relative to 2009 was the significant recovery of $648,000 in 2009 of a loan previously charged off.  The ratio of net charge-offs to average loans for 2010 was .72 percent, compared to .44 percent for the same period last year.  Based on the evaluation of impaired loans during the fourth quarter, it was determined that an additional impairment charge was required on a loan relationship.  The impairment resulted in additional specific allocations to the allowance for loan losses totaling $1,056,000, which required a corresponding increase in provision for loan loss expense.  The ratio of nonperforming loans to total loans was .78 percent at December 31, 2010, compared to .81 percent at December 31, 2009.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at December 31, 2010 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.46 percent of total loans at December 31, 2010, compared to 1.26 percent at December 31, 2009.

As previously mentioned, various noninterest income sources decreased from 2009.  As a result, total noninterest income for the year ended December 31, 2010 decreased $1,444,000 from the same period last year.  For the three months ended December 31, 2010, noninterest income totaled $1,383,000, a decrease of $239,000 from 2009’s fourth quarter.  Contributing to the lower noninterest income was the decline in bank owned life insurance income.  In conjunction with various benefit plans, the Company maintains an investment in bank owned life insurance on key employees.  During the third quarter of 2009, the Company received tax-exempt life insurance proceeds of $556,000, which was equivalent to $842,000 pre-tax.  The Company did not receive any life insurance proceeds during 2010.  In 2010, service charges on deposit accounts declined primarily due to overdraft fees.  The volume of overdrafts has generally been declining, but new regulatory guidance limits the daily and annual overdrafts that a customer can be assessed.  Overdraft fees for 2010 decreased $602,000 from the prior year.  In 2009, the Company experienced a significant increase in mortgage originations due to the mortgage refinance boom.  As expected, the origination volume declined, leading to a $396,000 decrease in mortgage banking income in 2010 compared to 2009.  Contributing to revenue growth was an increase in processing fee income earned from facilitating the clearing of tax refunds for a tax software provider.  With continued growth in transaction volume, the associated fee income increased $252,000, or 47.7 percent, from 2009.

With the challenges presented by lower noninterest income and higher provision for loan loss, management worked diligently to minimize the growth in noninterest expense to less than 2 percent.  For the year, noninterest expense totaled $26,643,000 in 2010, an increase of $483,000, or 1.8 percent, when compared to the previous year.  For the quarter, noninterest expense decreased $238,000 from the fourth quarter in 2009.  Salaries and employee benefits, the Company’s largest noninterest expense, increased $823,000, or 5.6 percent, for the year of 2010, as compared to the same period in 2009.  Contributing to the increase were annual merit increases, higher health insurance premiums and an increase in the number of employees.  Partially offsetting the increase in personnel expense was a decline in FDIC insurance premiums.  In 2009, all FDIC insured financial institutions paid a special assessment in addition to the already elevated premiums.  As a result, FDIC insurance expense for the year ended December 31, 2010, decreased $564,000 from the same period last year.  Comparing annual results, all remaining noninterest expenses were up only $224,000, led by capital planning expenses.

 “The 23.3% decline in annual net income was generally related to a higher provision for loan losses and a decrease in various revenue sources,” stated Jeffrey E. Smith, Chairman and CEO.  “Many good borrowers are struggling to pay, and a very few bad borrowers just refuse to pay.  Unfortunately, in today’s regulatory environment, we find ourselves with less flexibility in working with those struggling to pay.  Consequently, when loans become delinquent and the market values of collateral or income streams have deteriorated, our choice, as a community bank, has been to record the impairment and continue working with those who continue to put forth good faith efforts to pay.  For those very few who refuse to pay or those who simply are unable to pay regardless of any efforts we might make to work with them, we foreclose, liquidate, and collect as rapidly as the legal process will permit.  Our approach generated an increase of $2,659,000 in provision for loan loss expense for the year 2010 compared to 2009.”

“While we are never satisfied with reporting lower annual earnings, the nearly $5.1 million earned in 2010’s challenging economy is to the credit of the more than 250 employees of Ohio Valley Banc Corp.  In addition, for the year ended December 31, 2010, our net interest income increased and our net interest margin increased, as we continued our focus on growing lower cost core deposits, and our ratio of nonperforming loans to total loans decreased to .78% from .81% and our ratio of nonperforming assets to total assets decreased to 1.11% from 1.31%.  Our emphasis on asset quality throughout the year of 2010 led management to provide more than $5.8 million to the allowance for loan losses, which, as of December 31, 2010, resulted in a higher ratio of allowance for loan losses to total loans compared to the ratio at December 31, 2009, and a higher ratio of allowance for loan losses to nonperforming loans (coverage ratio) which, at year end 2010, was 187%, compared to 156% at year end 2009.  Finally, compared to the previous year, we were pleased to hold the increase in noninterest expense to 1.8%; grow capital by $1.6 million; and, for the full year 2010, increase dividends per share by 5%.”

“Our work in 2010 was challenging; however, we sought an appropriate balance between the safe and sound operation of a 138-year-old community bank, the welfare of our customers, and the interests of our shareholders.  In my opinion, we achieved such a balance, but only through the diligence of our staff and directors.  Just one example of the dedication of our people is Robert E. Daniel. During the January meeting of the Ohio Valley Banc Corp. Board of Directors, Daniel reported his intent to retire from the Board of Directors as of the 2011 OVBC Annual Shareholders' Meeting.  However, he plans to continue supporting the organization by joining the Directors Emeritus Advisory Board.  We look forward to his continued involvement in our institution as we navigate the challenges and successes of 2011.”

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 16 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and Part II, Item 1A. “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
PER SHARE DATA
Earnings per share	$0.33	$0.38	$1.28	$1.67
Dividends per share	$0.21	$0.20	$0.84	$0.80
Book value per share	$17.03	$16.70	$17.03	$16.70
Dividend payout ratio (a)	64.47%	53.17%	65.67%	47.95%
Weighted average shares outstanding	3,984,881	3,983,107	3,984,229	3,983,034

PERFORMANCE RATIOS
Return on average equity	7.58%	9.00%	7.54%	10.23%
Return on average assets	0.60%	0.73%	0.60%	0.81%
Net interest margin (b)	3.98%	3.99%	4.16%	4.00%
Efficiency ratio (c)	61.94%	65.75%	67.43%	67.70%
Average earning assets (in 000's)	$815,538	$770,718	$802,531	$776,013

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Twelve months ended
(in $000's)	December 31,		December 31,
	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$10,549	$10,776	$43,462	$44,076
Interest and dividends on securities	700	793	3,052	3,547
Total interest income	11,249	11,569	46,514	47,623
Interest expense:
Deposits	2,601	3,156	11,053	13,683
Borrowings	578	753	2,494	3,249
Total interest expense	3,179	3,909	13,547	16,932
Net interest income	8,070	7,660	32,967	30,691
Provision for loan losses	2,004	1,111	5,871	3,212
Noninterest income:
Service charges on deposit accounts	515	708	2,202	2,816
Trust fees	59	56	233	227
Income from bank owned life insurance	188	288	741	1,311
Mortgage banking income	102	45	362	758
Electronic refund check / deposit fees	7	7	780	528
Gain (loss) on sale of other real estate owned	(17)	10	(177)	38
Other	529	508	2,013	1,920
Total noninterest income	1,383	1,622	6,154	7,598
Noninterest expense:
Salaries and employee benefits	3,771	3,717	15,647	14,824
Occupancy	396	391	1,609	1,599
Furniture and equipment	321	330	1,214	1,204
FDIC insurance	275	322	1,061	1,625
Data processing	72	69	685	670
Other	1,088	1,332	6,427	6,238
Total noninterest expense	5,923	6,161	26,643	26,160
Income before income taxes	1,526	2,010	6,607	8,917
Income taxes	228	512	1,511	2,272
NET INCOME	$1,298	$1,498	$5,096	$6,645

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	December 31,	December 31,
	2010	2009
ASSETS
Cash and noninterest-bearing deposits with banks	$8,979	$9,101
Interest-bearing deposits with banks	50,772	6,569
Total cash and cash equivalents	59,751	15,670
Securities available for sale	85,839	83,868
Securities held to maturity
(estimated fair value: 2010 - $21,198; 2009 - $16,834)	22,178	16,589
Federal Home Loan Bank stock	6,281	6,281
Total loans	641,322	651,356
Less: Allowance for loan losses	(9,386)	(8,198)
Net loans	631,936	643,158
Premises and equipment, net	9,738	10,132
Accrued income receivable	2,704	2,896
Goodwill	1,267	1,267
Bank owned life insurance	19,761	18,734
Prepaid FDIC insurance	2,576	3,567
Other assets	9,483	9,826
Total assets	$851,514	$811,988

LIABILITIES
Noninterest-bearing deposits	$91,949	$86,770
Interest-bearing deposits	602,832	560,874
Total deposits	694,781	647,644
Securities sold under agreements to repurchase	38,107	31,641
Other borrowed funds	27,743	42,709
Subordinated debentures	13,500	13,500
Accrued liabilities	9,255	9,973
Total liabilities	783,386	745,467

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2010 - 4,659,795 shares issued; 2009 - 4,643,748 shares issued)	4,660	4,644
Additional paid-in capital	33,003	32,704
Retained earnings	45,960	44,211
Accumulated other comprehensive income	217	674
Treasury stock, at cost (2010 and 2009 - 659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	68,128	66,521
Total liabilities and shareholders' equity	$851,514	$811,988